SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________

Fonix Corporation
(Exact name of registrant as specified in its charter)
____________

Delaware	22-2994719
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

387 South 520 West, Suite 110
Lindon, Utah 84042
(801) 553-6600

(Address of Principal Executive Offices and Zip Code
and Telephone Number of Issuer)

Consultant Contract

(Full Title of the Plan)
________________________________

Roger D. Dudley, President, Chief Executive Officer, and
Chief Financial Officer
Fonix Corporation
387 South 520 West, Suite 110
Lindon, Utah 84042
 (801) 553-6600
(Name, address and telephone number, including area code,
of agent for service)

Copies to:
Jeffrey M. Jones, Esq.
C. Parkinson Lloyd, Esq.
Durham, Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah  84111
(801) 415-3000

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	6,000,000 shares (3)	$0.02	$120,000	$ 7

(1)
This Registration Statement also covers an indeterminate number of Common Shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of Fonix’s Class A common stock as reported on the OTC Bulletin Board on October 13, 2009.

(3)	Consisting of up to 6,000,000 Class A Common shares, par value $.0001 per share, to be granted to a consultant to the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be mailed or otherwise delivered to employees and consultants as specified by Rule 428(b)(1).  Such documents are not required to be and are not filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the SEC by Fonix Corporation (the "Company") are incorporated herein by reference:

(a)           Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on April 15, 2009.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware, together with Article VII, Section 7, of the Bylaws of the Company, provide for indemnification of the Company's directors, officers, employees, fiduciaries or agents, subject to the Company's determination in each instance that indemnification is in accordance with the standards set forth in the General Corporation Law and in the Bylaws.  The Company may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Company against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him or her against the same liability under the provisions of the Bylaws.  See Article VII, Section 7 of the Company's Bylaws, which is incorporated herein by reference and which qualifies the foregoing summary statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4(a)	Share Payment Agreement

5	Opinion of Durham, Jones & Pinegar, P.C.

23(a)	Consent of Hansen Barnett & Maxwell, P.C.

23(b)	Consent of Durham, Jones & Pinegar, P.C. (included in the opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney (See Page 4)

Item 9.    Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on October 16, 2009.

FONIX CORPORATION

By: /s/ ROGER D. DUDLEY

Roger D. Dudley
President, Chief Executive Officer, and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ ROGER D. DUDLEY	Chief Executive Officer	October 16, 2009
Roger D. Dudley	Chief Financial Officer,
and Chairman
(Principal Executive Officer and
Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Fonix Corporation whose signature appears below constitutes and appoints Roger D. Dudley his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Steven G. Jones	Director	October 16, 2009
Steven G. Jones

/s/ Barry G. Jordan	Director	October 16, 2009
Barry G. Jordan

	Director	October 16, 2009
Gilbert R. Steedley

	Director	October 16, 2009
Von H. Whitby

EXHIBIT INDEX

Exhibits

4(a)	Share Payment Agreement

5	Opinion of Durham, Jones & Pinegar, P.C.

23(a)	Consent of Hansen Barnett & Maxwell, P.C.

23(b)	Consent of Durham, Jones & Pinegar, P.C. (included in the opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney (See Page 4)